SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2007

EP MedSystems, Inc.

(Exact name of Registrant as Specified in its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

0-28260	22-3212190
(Commission File Number)	(IRS Employer Identification No.)

575 Route 73 North, Bldg. D

West Berlin, New Jersey 08091

(Address of Principal Executive Offices and Zip Code)

(856) 753-8533

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 5, 2007, EP MedSystems, Inc. (the “Company”) notified Nasdaq that due to the death of one of its independent directors, Mr. Paul Ray, it was no longer in compliance with Nasdaq Marketplace Rule 4350(c)(1) which requires that a majority of the members of its board of directors be comprised of “independent” directors within the meaning of such rule. In addition, since Mr. Ray was also a member of the Company’s Audit Committee, the Company informed Nasdaq that it was no longer in compliance with Nasdaq Marketplace Rule 4359(d)(2), which requires that the Audit Committee be comprised of at least three members.

With the appointment of a new independent director to its board of directors, as more fully described in item 5.02 below, Nasdaq confirmed that the Company is no longer out of compliance with the Nasdaq Marketplace rules described above.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 5, 2007, the Company appointed Gerard J. Michel to its board of directors and its Audit Committee following the death of Mr. Paul Ray, who, at the time of his death, was serving on the Company’s board of directors and Audit, Nomination and Compensation Committees of the Company. Mr. Michel accepted his appointment to the board and audit committee on January 9, 2007. Mr. Michel is the Chief Financial Officer and Vice President, Corporate Development of NPS Pharmaceuticals, Inc. (“NPS”). NPS engages in the discovery, development, and commercialization of small molecules and recombinant proteins. NPS’ product candidates are primarily used for the treatment of bone and mineral disorders, gastrointestinal disorders, and central nervous system disorders. From 1995 to 2002, Mr. Michel served as a Principal of the consulting firm of Booz-Allen & Hamilton where he worked with medical device companies, large pharmaceutical companies, biotech firms, and service firms. From 1988 to 1995, Mr. Michel was with Lederle Labs, serving in Marketing, Sales and Corporate Development roles, both domestically and internationally. Mr. Michel received an M.S. degree in Microbiology and an M.B.A. degree, both from the University of Rochester.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated January 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP MedSystems, Inc.

	By	/s/ Matthew C. Hill
Date: January 11, 2007		Matthew C. Hill
Chief Financial Officer